Exhibit 99.1

THE FINISH LINE ANNOUNCES ROBERT J. DENNIS TO SERVE AS PRESIDENT OF

COMBINED COMPANY FOLLOWING GENESCO TRANSACTION

INDIANAPOLIS – July 23, 2007 – The Finish Line, Inc. (NASDAQ: FINL) today announced that subject to the completion of the Company’s previously announced acquisition of Genesco Inc. (NYSE: GCO), Robert J. Dennis, currently Genesco’s President and Chief Operating Officer, will become President of the combined company. The transaction is expected to close in Fall 2007.

In this newly created position, Mr. Dennis will report directly to Alan H. Cohen, The Finish Line’s Chief Executive Officer, and will have oversight responsibility for all of the combined company’s operating divisions including Finish Line, Man Alive, Paiva, Journeys, Journeys Kidz, Shi by Journeys, Underground Station, Hat World, Lids Kids, Johnston & Murphy and Licensed Brands. Mr. Dennis will also have oversight responsibility of the combined company’s operational support functions, including corporate administration, human resources, real estate and information systems.

Mr. Cohen said, “Bob has been an important member of the Genesco senior team and contributed significantly to the company’s recent success. We are delighted we will have him as part of The Finish Line team upon consummation of the Genesco transaction and know that his leadership will help ensure that we realize the opportunity created by the combination of our two companies.”

“My career at Genesco has been tremendously satisfying, and I am confident that helping to lead The Finish Line will be as exciting,” said Mr. Dennis. “Our two companies share a legacy of creativity and a keen focus on meeting our customers’ needs, while also shaping new trends. I look forward to working with Alan and the combined management team as we lead The Finish Line into its next chapter of growth.”

Mr. Dennis was named President of Genesco in October 2006, adding to his existing responsibilities as Chief Operating Officer. In addition, he was elected a director of Genesco in October 2006. In October 2005, Mr. Dennis was named Executive Vice President and Chief Operating Officer of the Company. Mr. Dennis, who became Chief Executive Officer of Hat World in 2001, was named a Senior Vice President of Genesco in June 2004 following Genesco’s acquisition of Hat World in April 2004.

A 22-year retail veteran, Mr. Dennis’s experience includes a senior position with Asbury Automotive from 1997 to 1999. From 1984 to 1997 he was with McKinsey & Company, an international consulting firm, where he was a partner and a leader of the North American Retail Practice.

Mr. Dennis holds a Master of Business Administration degree, with distinction, from the Harvard Business School, with a focus on consumer marketing, and Bachelor’s and Master’s degrees in biochemical engineering and organic chemistry, with honors, from Rensselaer Polytechnic Institute.

About The Finish Line

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 697 Finish Line stores in 47 states and online, 95 Man Alive stores in 19 states and 15 Paiva stores in 10 states and online. To learn more about these brands, visit http://www.finishline.com, http://www.manalive.com and http://www.paiva.com.

Forward-looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Finish Line, Genesco and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Our businesses are also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail athletic industry; (8) management of growth; and (9) other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management Discussion and Analysis of Results of Operations and Financial Condition" sections of, and elsewhere, in their SEC filings, copies of which may be obtained by contacting the investor relations departments of each company via their websites www.finishline.com and www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this press release are beyond The Finish Line’s and Genesco’s ability to control or predict. The companies undertake no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Investor Relations Kevin S. Wampler Executive Vice President – CFO 317-899-1022, ext 6914	Media Requests Elise Hasbrook Corporate Communications Manager 317-899-1022, ext 6827